www.genpt.com

News Release

July 27, 2022

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports Second Quarter 2022 Results

•Record Sales of $5.6 billion, Up 17.1%
•Diluted EPS of $2.62, Up 92.6%
•Adjusted Diluted EPS of $2.20, Up 26.4%
•Significant Progress on Integration of Kaman Distribution Group
•Raises 2022 Outlook for Revenue Growth and Diluted and Adjusted Diluted EPS

ATLANTA -- Genuine Parts Company (NYSE: GPC) announced today its results for the second quarter ended June 30, 2022.

"GPC achieved another record quarter, consisting of double-digit sales and earnings increases and a steady cadence of continued growth," said Paul Donahue, Chairman and Chief Executive Officer. "We are benefiting from the resiliency of our Automotive and Industrial businesses and the strategic mix of our operations. We want to thank our 53,000 talented GPC teammates for their exceptional work and commitment to excellence."

Second Quarter 2022 Results

Sales were $5.6 billion, a 17.1% increase compared to $4.8 billion in the same period of the prior year. The sales growth reflects an 11.5% increase in comparable sales and an 8.8% benefit from acquisitions, partially offset by a 3.2% net unfavorable impact of foreign currency and other.

Net income was $373 million, or $2.62 per diluted earnings per share. This compares to net income of $196 million, or $1.36 per diluted share, in the prior year period.

Adjusted net income, which excludes a net benefit $59 million, or $0.42 per diluted share, in a non-recurring gain on the sale of S.P. Richards real estate partially offset by transaction and other costs related to the acquisition of Kaman Distribution Group (KDG), was $313 million, an increase of 23.9% compared to adjusted net income of $253 million for the same period of the prior year. On a per share diluted basis, adjusted net income was $2.20, an increase of 26.4% compared to $1.74 per diluted share last year. Refer to the reconciliation of GAAP net income to adjusted net income for more information.

Second Quarter 2022 Segment Highlights

Automotive Parts Group

Automotive sales were $3.5 billion, up 8.5% from the same period in 2021, improvement from an 8.4% global increase in comparable sales and a 4.5% contribution from acquisitions, net of a 4.4% unfavorable impact of foreign currency and other. Segment profit of $323 million increased 10.9%, with a segment profit margin of 9.3%, up 20 basis points from the same period of the prior year.

Industrial Parts Group

Industrial sales were $2.1 billion, up 34.5% from the same period in 2021, and reflecting a 17.8% increase in comparable sales and a 17.6% contribution from the acquisition of KDG, slightly offset by a 0.9% unfavorable impact of foreign currency. Segment profit of $225 million increased 49.9%, with profit margin of 10.6%, up 110 basis points from the same period of the prior year.

Will Stengel, President, stated, "Our second quarter results were driven by exceptional execution from our teammates along with the continued focus on our strategic investments, which delivered strong sales and margin expansion in both segments. In addition, we were pleased to further strengthen our balance sheet and generate continued strong cash flow

"The strength in Automotive was broad-based across our global operations. Likewise, the continued strength in Industrial led to its fifth consecutive quarter of double-digit sales comps," said Mr. Stengel.

Six Months 2022 Results

Sales for the six months ended June 30, 2022 were $10.9 billion, a 17.8% increase from $9.2 billion for the same period in 2021. Net income for the six months was $618 million, or $4.34 per diluted share. The Company's adjusted net income was $579 million, or $4.06 per diluted share, an increase of 25.3% compared to $3.24 per diluted share last year.

Balance Sheet, Cash Flow and Capital Allocation

The Company generated operating cash flow from operations of $791 million during the first half of 2022, an increase from $704 million in the same period last year. The increase was driven primarily by higher net income and the effective management of our working capital. We used $1.5 billion in cash for investing activities, primarily in connection with the acquisition of KDG, in addition to $153 million for capital expenditures. We also had $585 million in cash provided by financing activities, which includes $1 billion of net proceeds from debt, primarily related to the KDG acquisition. This was partially offset by quarterly dividends of $243 million paid to shareholders and $123 million of share repurchases. Free cash flow was $638 million for the first half of 2022.

The Company ended the quarter with $2 billion in total liquidity, consisting of $1.5 billion availability on the revolving credit facility and $519 million in cash and cash equivalents.

2022 Outlook

In consideration of several factors, the Company is updating full-year 2022 guidance previously provided in its earnings release on April 21, 2022. The Company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in establishing its updated guidance, which is outlined in the table below. The Company will continue to update full-year guidance during 2022, as appropriate.

For the Year Ending December 31, 2022
	Previous Outlook	Updated Outlook
Total sales growth	10% to 12%	12% to 14%
Automotive sales growth	5% to 7%	6% to 8%
Industrial sales growth	21% to 23%	26% to 28%
Diluted earnings per share	$7.56 to $7.71	$8.08 to $8.23
Adjusted diluted earnings per share	$7.70 to $7.85	$7.80 to $7.95
Effective tax rate	Approximately 25%	Approximately 25%
Net cash provided by operating activities	$1.5 billion to $1.7 billion	$1.5 billion to $1.7 billion
Free cash flow	$1.2 billion to $1.4 billion	$1.2 billion to $1.4 billion

"We have had an exceptional first half of 2022, boosted by our Industrial business and success of our acquisition of KDG along with solid Automotive results. Our outlook for the full-year reflects our ongoing confidence in our businesses to execute our strategies despite a dynamic and uncertain external landscape," Mr. Donahue concluded.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income from operations, adjusted diluted net income from operations per common share and free cash flow. We believe that the presentation of adjusted net income from operations, adjusted diluted net income from operations per common share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of our core operations. We considered these metrics useful to investors because they provide greater transparency into management’s view and assessment of our ongoing operating performance by removing items management believes are not representative of our operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with our core operations. We do not, nor do we suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. We have included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. We consider this metric useful to investors because it provides greater transparency into management’s view and assessment of the our core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

We will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on our website at http://genuineparts.investorroom.com. The call is also available by dialing 888-317-6003, conference ID 0479094. A replay will also be available on our website or at 877-344-7529, conference ID 2048254, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, we are a global service organization engaged in the distribution of automotive and industrial replacement parts. Our Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands, Belgium, Spain, and Portugal. Our Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, we serve our global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 53,000 employees. Further information is available at www.genpt.com.

Contacts

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Forward-Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the remainder of the year and our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the updated full-year 2022 financial guidance provided. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.
We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and geopolitical conflicts such as the conflict between Russia and Ukraine; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; disruptions in global supply chains and in our suppliers operations, including as a result of the impact of COVID-19 on our suppliers and our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our 2021 Annual Report on Form 10-K and Item 1A, Risk Factors, in our report on Form10-Q for the quarter ended March 31, 2022 (all of which may be amplified by the COVID-19 pandemic and geopolitical conflicts, such as the current conflict between Russia and Ukraine) and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$5,602,414	$4,783,738	$10,897,049	$9,248,452
Cost of goods sold	3,641,615	3,094,633	7,110,303	6,018,532
Gross profit	1,960,799	1,689,105	3,786,746	3,229,920
Operating expenses:
Selling, administrative and other expenses	1,364,015	1,349,309	2,767,994	2,544,473
Depreciation and amortization	85,890	73,960	173,259	146,256
Provision for doubtful accounts	2,899	5,037	7,393	9,946
Total operating expenses	1,452,804	1,428,306	2,948,646	2,700,675
Non-operating expense (income):
Interest expense, net	20,248	15,362	40,098	33,686
Other	(3,820)	(24,170)	(19,281)	(59,907)
Total non-operating expense (income)	16,428	(8,808)	20,817	(26,221)
Income before income taxes	491,567	269,607	817,283	555,466
Income taxes	119,038	73,111	198,916	141,260
Net income	$372,529	$196,496	$618,367	$414,206
Dividends declared per common share	$0.8950	$0.8150	$1.7900	$1.6300
Basic earnings per share	$2.63	$1.36	$4.36	$2.87
Diluted earnings per share	$2.62	$1.36	$4.34	$2.85

Weighted average common shares outstanding	141,581	144,211	141,747	144,312
Dilutive effect of stock options and non-vested restricted stock awards	723	772	835	846
Weighted average common shares outstanding – assuming dilution	142,304	144,983	142,582	145,158

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net sales:
Automotive	$3,467,494	$3,196,299	$6,743,115	$6,149,464
Industrial	2,134,920	1,587,439	4,153,934	3,098,988
Total net sales	$5,602,414	$4,783,738	$10,897,049	$9,248,452
Segment profit:
Automotive	$322,553	$290,758	$587,126	$526,436
Industrial	225,472	150,413	413,825	275,705
Total segment profit	548,025	441,171	1,000,951	802,141
Interest expense, net	(20,248)	(15,362)	(40,098)	(33,686)
Intangible asset amortization	(39,630)	(27,384)	(79,324)	(52,928)
Corporate expense	(73,312)	(51,397)	(115,063)	(82,640)
Other unallocated costs (1)	76,732	(77,421)	50,817	(77,421)
Income before income taxes	$491,567	$269,607	$817,283	$555,466

(1)     The following table presents a summary of the other unallocated costs:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Other unallocated costs:
Gain on sale of real estate (2)	$102,803	$—	$102,803	$—
Gain on insurance proceeds (3)	$873	$—	$1,507	$—
Product liability damages award (4)	—	(77,421)	—	(77,421)
Transaction and other costs (5)	(26,944)	—	(53,493)	—
Total other unallocated costs	$76,732	$(77,421)	$50,817	$(77,421)
(2)    Adjustment reflects a gain on the sale of real estate that had been leased to S.P. Richards.
(3)    Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(4)    Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(5)    Adjustment primarily reflects legal and professional, restructuring, lease termination and other costs associated with the January 3, 2022 acquisition and subsequent integration of KDG. These costs also include a $17 million impairment charge driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$519,131	$987,389
Trade accounts receivable, less allowance for doubtful accounts (2022 – $57,413; 2021 – $43,751)	2,235,453	1,899,978
Merchandise inventories, net	4,296,191	3,679,113
Prepaid expenses and other current assets	1,475,493	1,155,114
Total current assets	8,526,268	7,721,594
Goodwill	2,538,240	1,922,544
Other intangible assets, less accumulated amortization	1,853,222	1,461,886
Property, plant and equipment, less accumulated depreciation (2022 – $1,370,095; 2021 – $1,336,175)	1,236,859	1,175,953
Operating lease assets	1,067,614	1,059,068
Other assets	1,015,984	744,937
Total assets	$16,238,187	$14,085,982

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,409,587	$4,729,240
Current portion of debt	14,118	48,094
Dividends payable	126,716	117,536
Other current liabilities	1,743,439	1,626,325
Total current liabilities	7,293,860	6,521,195
Long-term debt	3,304,223	2,472,980
Operating lease liabilities	800,672	798,079
Pension and other post–retirement benefit liabilities	263,314	255,175
Deferred tax liabilities	407,763	230,463
Other long-term liabilities	514,792	562,945
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2022 – 141,280,841 shares; 2021 – 143,301,673 shares	141,281	143,302
Additional paid-in capital	123,388	111,972
Accumulated other comprehensive loss	(953,228)	(1,003,554)
Retained earnings	4,329,115	3,982,159
Total parent equity	3,640,556	3,233,879
Noncontrolling interests in subsidiaries	13,007	11,266
Total equity	3,653,563	3,245,145
Total liabilities and equity	$16,238,187	$14,085,982

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2022	2021
Operating activities:
Net income	$618,367	$414,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173,259	146,256
Share-based compensation	17,882	14,521
Gain on sale of real estate	(102,803)	—
Intangible asset impairment	17,061	—
Excess tax benefits from share-based compensation	(3,137)	(6,627)
Changes in operating assets and liabilities	70,356	136,074
Net cash provided by operating activities	790,985	704,430
Investing activities:
Purchases of property, plant and equipment	(152,976)	(89,993)
Proceeds from sale of property, plant and equipment	140,841	22,065
Proceeds from divestitures of businesses	26,102	13,705
Acquisitions of businesses and other investing activities	(1,557,420)	(97,168)
Net cash used in investing activities	(1,543,453)	(151,391)
Financing activities:
Proceeds from debt	3,850,642	31,599
Payments on debt	(2,872,124)	(142,295)
Share-based awards exercised	(14,420)	(19,330)
Dividends paid	(242,767)	(231,627)
Purchases of stock	(122,919)	(184,365)
Other financing activities	(13,901)	(2,159)
Net cash provided by (used in) financing activities	584,511	(548,177)
Effect of exchange rate changes on cash and cash equivalents	(27,613)	(7,639)
Net (decrease) increase in cash and cash equivalents	(195,570)	(2,777)
Cash and cash equivalents at beginning of period	714,701	990,166
Cash and cash equivalents at end of period	$519,131	$987,389

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP net income	$372,529	$196,496	$618,367	$414,206

Adjustments:
Gain on sale of real estate (1)	(102,803)	—	(102,803)	—
Gain on insurance proceeds (2)	(873)	—	(1,507)	—
Product liability damages award (3)	—	77,421	—	77,421
Transaction and other costs (4)	26,944	—	53,493	—
Total adjustments	(76,732)	77,421	(50,817)	77,421
Tax impact of adjustments	17,291	(21,322)	11,187	(21,322)
Adjusted net income	$313,088	$252,595	$578,737	$470,305

The table below represent amounts per common share assuming dilution:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income	$2.62	$1.36	$4.34	$2.85

Adjustments:
Gain on sale of real estate (1)	(0.72)	—	(0.72)	—
Gain on insurance proceeds (2)	(0.01)	—	(0.02)	—
Product liability damages award (3)	—	0.53	—	0.53
Transaction and other costs (4)	0.19	—	0.38	—
Total adjustments	(0.54)	0.53	(0.36)	0.53
Tax impact of adjustments	0.12	(0.15)	0.08	(0.14)
Adjusted net income	$2.20	$1.74	$4.06	$3.24
Weighted average common shares outstanding – assuming dilution	142,304	144,983	142,582	145,158

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the condensed consolidated statements of income.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Line item:
Cost of goods sold	$—	$—	$5,000	$—
Selling, administrative and other expenses	(75,859)	77,421	(54,310)	77,421
Non-operating expense (income): Other	(873)	—	(1,507)	—
Total adjustments	$(76,732)	$77,421	$(50,817)	$77,421
(1)     Adjustment reflects a gain on the sale of real estate that had been leased to S.P. Richards.
(2)    Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(3)    Adjustment reflects damages reinstated by the Washington Supreme Court order on July 8, 2021 in connection with a 2017 automotive product liability claim.
(4)    Adjustment primarily reflects legal and professional, restructuring, lease termination and other costs associated with the January 3, 2022 acquisition and subsequent integration of KDG. These costs also include a $17 million impairment charge driven by a decision to retire certain legacy trade names, classified as other intangible assets, prior to the end of their estimated useful lives as part of executing our KDG integration and rebranding strategy.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended June 30, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	8.4%	4.5%	(4.6)%	0.2%	8.5%
Industrial	17.8%	17.6%	(0.9)%	—%	34.5%
Total Net Sales	11.5%	8.8%	(3.3)%	0.1%	17.1%

	Six months ended June 30, 2022
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	9.3%	3.9%	(3.5)%	—%	9.7%
Industrial	17.0%	17.7%	(0.7)%	—%	34.0%
Total Net Sales	11.8%	8.6%	(2.6)%	—%	17.8%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$790,985	$704,430
Purchases of property, plant and equipment	(152,976)	(89,993)
Free Cash Flow	$638,009	$614,437

For the Year Ending December 31, 2022
	Previous Outlook	Updated Outlook
Net cash provided by operating activities	$1.5 billion to $1.7 billion	$1.5 billion to $1.7 billion
Purchases of property, plant and equipment	$300 million to $350 million	$300 million to $350 million
Free Cash Flow	$1.2 billion to $1.4 billion	$1.2 million to $1.4 million